UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 15, 2016
(Date of earliest event reported)

Yuma Energy, Inc.
(Exact name of registrant as specified in its charter)

CALIFORNIA	001-32989	94-0787340
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1177 West Loop South, Suite 1825
Houston, Texas 77027
(Address of principal executive offices) (Zip Code)

(713) 968-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On August 15, 2016, the Waiver and Tenth Amendment dated June 6, 2016 and effective as of May 31, 2016 (the “Amendment”) to the Credit Agreement dated as of August 10, 2011 (together with all amendments or other modifications, the “Credit Agreement”) among Yuma Exploration and Production Company, Inc. (“Yuma Exploration”), as borrower and wholly-owned subsidiary of Yuma Energy, Inc. (the “Company”), Société Générale, as Administrative Agent and Issuing Bank (the “Administrative Agent”), and each of the lenders and guarantors party thereto, terminated as a result of the registration statement on Form S-4 (the “Form S-4) of Yuma Delaware Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Yuma Delaware”), not being declared effective by the Securities and Exchange Commission. The Amendment had required that the Form S-4 be declared effective by August 15, 2016; however, the Company is continuing to work on the Form S-4. The Company is in discussions with the Administrative Agent to extend the termination date of the Amendment, but as of August 19, 2016, no such extension has been obtained and there is no assurance that an extension will be entered into.

As a result of the termination of the Amendment, the borrowing base under the Credit Agreement was automatically reduced by $9.8 million to $20.0 million. As of August 15, 2016, $29.8 million was outstanding under the Credit Agreement resulting $9.8 million being due and payable within two days of the termination of the Amendment. No such payment has been made by the Company resulting in an event of default under the Credit Agreement. As a result of the default, the lenders may accelerate the $29.8 million outstanding balance under the Credit Agreement and the lenders may increase the applicable interest rate under the Credit Agreement by 2.0%. As of the date of this report, the lenders have neither accelerated the outstanding amount nor increased the applicable interest but may do so in the future.

On August 19, 2016, Yuma Exploration received a Notice of Events of Default and Reservation of Rights Letter (the “Notice”) from the Administrative Agent advising that events of default have occurred and continue to exist for the Yuma Exploration under Section 9.01 of the Credit Agreement by reason of: (a) Yuma Exploration’s noncompliance with the funded debt to EBITDA, EBITDA to interest expense and current asset to current liability ratio covenants as of June 30, 2016; and (b) Yuma Exploration’s borrowing base deficiency as it failed to make the $9.8 million payment by August 17, 2016 as discussed above in relation to the termination of the Amendment; and (c) the expiration of the waivers included in the Amendment that terminated upon the termination of the Amendment.

The Notice advises Yuma Exploration that the Administrative Agent retains and expressly reserves all rights and remedies to which it or any lender may be entitled under the Credit Agreement, including the right to pursue any and all security it holds for the indebtedness under the Credit Agreement.

The Notice further advises Yuma Exploration that (i) none of the Administrative Agent or the lenders has waived, intends to waive, or does waive any event of default, or any other current or future default or event of default that may now or hereafter exist, and (ii) any forbearance from the exercise of any rights and other remedies by the Administrative Agent or the lenders under the Credit Agreement with respect to any of the events of default are not to be construed as a waiver thereof and the Administrative Agent and the lenders reserved their rights to invoke all such rights and remedies at any time the Administrative Agent and the lenders deem appropriate in respect thereof, in accordance with the Credit Agreement and without further notice.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUMA ENERGY, INC.

	By:	/s/ Sam L. Banks
	Name:	Sam L. Banks
Date: August 19, 2016	Title:	President and Chief Executive Officer

3